Exhibit 99.1 Sealed Air Corporation 2415 Cascade Pointe Blvd. Charlotte, NC 28208

For release: August 2, 2018

Sealed Air Reports Second Quarter Results

●	Net Earnings from Continuing Operations $83 million (up 187%) or $0.52 per diluted share (up 271%)

●	Adjusted Earnings from Continuing Operations per diluted share increased 88% year-over-year to $0.64

●	Net Sales from Continuing Operations increased 8% year-over-year to $1.2 billion

●	Adjusted EBITDA from Continuing Operations increased 11% year-over-year to $218 million

●	Acquired AFP, Inc., a leading, U.S.-based fabricator of specialty packaging solutions

●	Reaffirm 2018 outlook for Net Sales approx. $4.75 billion, Adjusted EBITDA $890 to $910 million, Adjusted EPS $2.45 to $2.55 and Free Cash Flow approx. $400 million

CHARLOTTE, N.C., August 2, 2018 – Sealed Air Corporation (NYSE: SEE) today announced financial results for the second quarter 2018. “In the second quarter, Net Sales and Adjusted EBITDA increased 8% and 11%, respectively. Our differentiated and innovative solutions portfolio allows us to capitalize on the rapidly growing fresh food and e-commerce markets. This solid top line performance combined with our efforts to reduce costs and drive operational excellence resulted in improved operating leverage for the second consecutive quarter compared to the same period last year,” said Ted Doheny, President and Chief Executive Officer.
“We are excited to announce the acquisition of AFP, Inc., a leading, U.S.-based fabricator of specialty packaging solutions. AFP complements our recent Fagerdala acquisition and expands our design capabilities for the electronics, transportation and industrial markets. Building on our first half 2018 results and continued business momentum, we are on track to deliver our full year objectives despite anticipated currency headwinds.”
Unless otherwise stated, all results compare second quarter 2018 results to second quarter 2017 results from continuing operations. Year-over-year financial discussions present operating results from continuing operations as reported, and on a constant dollar basis. Constant dollar refers to unit volume and price/mix performance and excludes the impact of currency translation from all periods referenced. Additionally, non-U.S. GAAP adjusted financial measures, such as Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), Adjusted Net Earnings, Adjusted Diluted Earnings Per Share (“Adjusted EPS”) and Adjusted Tax Rate, exclude the impact of specified items (“Special Items”), such as restructuring charges, charges related to the sale of Diversey, gains and losses related to acquisition and divestiture of businesses, special tax items (“Tax Special Items”) and certain other infrequent or one-time items. Please refer to the supplemental information included with this press release for a reconciliation of Non-U.S. GAAP to U.S. GAAP financial measures.
Business Highlights
Food Care second quarter net sales of $713 million increased 5% as reported and on a constant dollar basis. The 5% increase was attributable to favorable price/mix of 3% and volume growth of 2%. Adjusted EBITDA increased 3% to $135 million or 19.0% of net sales. Adjusted EBITDA performance was primarily due to favorable mix and price/cost spread, restructuring savings and positive volume trends partially offset by higher operating costs. Currency had a $1 million unfavorable impact on Adjusted EBITDA.

Product Care second quarter net sales of $442 million increased 13% as reported. Currency had a positive impact on Product Care net sales of 2%, or $8 million. On a constant dollar basis, net sales increased 11%, including 6%, or $24 million, from Fagerdala, 5% from favorable price/mix and a slight increase in volume. Adjusted EBITDA increased 13% to $79 million or 17.8% of net sales. Adjusted EBITDA performance was primarily attributable to favorable mix and price/cost spread, restructuring savings and contributions from the Fagerdala acquisition partially offset by higher operating costs. Currency had a $2 million favorable impact on Adjusted EBITDA.
From April 1, 2018 through July 31, 2018, Sealed Air repurchased approximately $125 million or 2.9 million shares bringing the total year to date share repurchases to approximately $530 million or 11.7 million shares. The Company has approximately $900 million remaining under the current share repurchase authorization.
On July 12, 2018, Sealed Air entered into a third amended and restated syndicated facility agreement whereby its existing revolver was increased from $700 million to $1.0 billion and existing term loans were rolled over. The maturity of the new facilities was extended to July 2023 with more favorable terms.
On August 1, 2018, Sealed Air acquired AFP, Inc., a leading, privately held fabricator of foam, corrugated, molded pulp and wood packaging solutions. This acquisition expands Sealed Air’s protective packaging solutions in the electronics, transportation and industrial markets with custom-engineered applications. Acquiring the company will allow Sealed Air to better position its fabricated foam innovations such as EcoPure, a sustainable solution made from plant-based resin. AFP generated $125 million in net sales in 2017 and operates six facilities across the U.S. with further presence in Asia and Mexico.
Second Quarter 2018 U.S. GAAP Summary
Net sales of $1.2 billion increased 8% on an as reported basis. Currency had a positive impact on total net sales of 1%, or $8 million. As reported, net sales increased 4% in North America, 7% in Latin America, 10% in EMEA and 22% in Asia Pacific.
Net earnings from continuing operations on an as reported basis was $83 million, or $0.52 per diluted share, which was unfavorably impacted by $19 million of special items, primarily related to restructuring charges and charges related to the sale of Diversey. This compares to net earnings in the second quarter 2017 of $29 million, or $0.14 per diluted share, which was unfavorably impacted by $40 million of special items, including $18 million of tax expense and $18 million of pre-tax charges related the sale of Diversey.
The effective tax rate in the second quarter of 2018 was of 28.7%, compared to 66.0% in the second quarter of 2017. The 2017 rate was negatively affected by tax expense related to the sale of Diversey, an increase in tax related to earnings mix, and the settlement of an audit in Europe for $3 million.
Second Quarter 2018 Non-U.S. GAAP Summary
On a constant dollar basis, net sales increased 7% reflecting favorable price/mix of 4%, contribution from the Fagerdala acquisition of 2%, and an increase in volume of 1%. The Company experienced increased demand for its differentiated solutions on a global basis. This was partially offset by a decline in equipment sales, particularly in Food Care North America due to timing and strong prior year comparable results. Equipment sales are expected to grow in the second half of the year. By region, constant dollar sales increased 4% in North America and EMEA, 19% in Latin America, and 20% in Asia Pacific.
Adjusted EBITDA increased 11% to $218 million, or 18.8% of net sales. This compares to $196 million, or 18.3% of net sales for the second quarter of 2017. Currency had a favorable $2 million, or 1%, impact on Adjusted EBITDA in the quarter. The year-over-year margin increase was primarily attributable to favorable mix and price/cost spread, restructuring savings and contributions from the Fagerdala acquisition partially offset by higher operating costs.

Adjusted EPS was $0.64 for the second quarter 2018 compared to $0.34 in the second quarter 2017. The Adjusted Tax Rate was 22.6% in the second quarter 2018, compared to 38.9% in the second quarter 2017. The 2017 rate was unfavorably impacted by earnings mix.
Cash Flow and Net Debt
Cash flow provided by operating activities in the six months ended June 30, 2018 was an inflow of $37 million, which includes the previously announced one-time payment of $42 million in lieu of future royalty payments and $33 million of payments related to the sale of Diversey and efforts to address related stranded costs.
Capital expenditures were $74 million in the six months ended June 30, 2018. Free Cash Flow, defined as net cash provided by operating activities less capital expenditures and excluding payments related to the sale of Diversey and efforts to address related stranded costs, was an outflow of $5 million in the six months ended June 30, 2018.
During the six months ended June 30, 2018, the Company had cash used in financing activities of $408 million related to share repurchases and cash dividends of $54 million.
Net Debt, defined as total debt less cash and cash equivalents, increased to $3.2 billion as of June 30, 2018 from $2.7 billion as of December 31, 2017. This increase resulted from a use of cash related to working capital and share repurchases.
Outlook for Full Year 2018
For the full year 2018, Sealed Air anticipates Net Sales to be approximately $4.75 billion, a constant dollar growth rate of approximately 7%. This compares to previous guidance of constant dollar sales growth of 4.5%. The company reaffirms its outlook for Adjusted EBITDA from continuing operations to be in the range of $890 million to $910 million. The forecast for Adjusted EPS remains in the range of $2.45 to $2.55, which is based on 161 million shares outstanding and an anticipated Adjusted Tax Rate of 28.0%. Full year outlook assumes five months of contribution from AFP.
Currency headwinds are expected to negatively impact Net Sales and Adjusted EBITDA by $20 million and $5 million, respectively. This compares to the prior forecast which assumed a favorable impact from currency of approximately $110 million on Net Sales and $20 million on Adjusted EBITDA.
The outlook for Free Cash Flow continues to be approximately $400 million, assuming capital expenditures of approximately $160 million and cash restructuring payments of approximately $20 million, which excludes restructuring payments of $30 million to address related stranded costs.
Conference Call Information

Date:	Thursday, August 2, 2018
Time:	10:00 a.m. (ET)
Webcast:	www.sealedair.com/investors
Conference Dial In:	(855) 472-5411 (domestic)
(330) 863-3389 (international)
Participant Code:	3293157

A supplemental presentation will be available on the Company’s website at www.sealedair.com/investors.

Conference Call Replay Information

Date:	Thursday, August 2, 2018 at 1:00 p.m. (ET) through
Saturday, September 1, 2018 at 1:00 p.m. (ET)
Webcast:	www.sealedair.com/investors
Conference Dial In:	(855) 859-2056 (domestic)
(404) 537-3406 (international)
Participant Code:	3293157
Business
Sealed Air Corporation is a knowledge-based company focused on packaging solutions that help our customers achieve their sustainability goals in the face of today’s biggest social and environmental challenges. Our portfolio of widely recognized brands, including Cryovac® brand food packaging solutions and Bubble Wrap® brand cushioning, enable a safer and less wasteful food supply chain and protect valuable goods shipped around the world. Sealed Air generated $4.5 billion in sales in 2017 and has approximately 15,000 employees who serve customers in 122 countries. To learn more, visit www.sealedair.com.
Website Information
We routinely post important information for investors on our website, www.sealedair.com, in the "Investors" section. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.
Non-U.S. GAAP Information
In this press release and supplement, we have included several non-U.S. GAAP financial measures, including Net Debt, Adjusted Net Earnings and Adjusted EPS, net sales on a “constant dollar” basis, Free Cash Flow, Adjusted EBITDA and Adjusted Tax Rate, as our management believes these measures are useful to investors. We present results and guidance, adjusted to exclude the effects of Special Items and their related tax impact that would otherwise be included under U.S. GAAP, to aid in comparisons with other periods or prior guidance.  In addition, non-U.S. GAAP measures are used by management to review and analyze our operating performance and, along with other data, as internal measures for setting annual budgets and forecasts, assessing financial performance, providing guidance and comparing our financial performance with our peers and may also be used for purposes of determining incentive compensation. The non-U.S. GAAP information has limitations as an analytical tool and should not be considered in isolation from or as a substitute for U.S. GAAP information. It does not purport to represent any similarly titled U.S. GAAP information and is not an indicator of our performance under U.S. GAAP. Non-U.S. GAAP financial measures that we present may not be comparable with similarly titled measures used by others. Investors are cautioned against placing undue reliance on these non-U.S. GAAP measures. For a reconciliation of these U.S. GAAP measures to non-U.S. GAAP measures and other important information on our use of non-U.S. GAAP financial measures, see the attached supplementary information entitled “Condensed Consolidated Statements of Cash Flows” (under the section entitled “Non-U.S. GAAP Free Cash Flow”), “Reconciliation of Net Earnings and Net Earnings Common Per Share to Non-U.S. GAAP Adjusted Net Earnings and Non-U.S. GAAP Adjusted Net Earnings Per Common Share,” “Reconciliation of Net Earnings to Non-U.S. GAAP Total Company Adjusted EBITDA,” “Components of Change in Net Sales by Segment” and “Components of Changes in Net Sales by Region.” Information reconciling forward-looking U.S. GAAP measures to non-U.S. GAAP measures is not available without unreasonable effort.

We have not provided guidance for the most directly comparable U.S. GAAP financial measures, as they are not available without unreasonable effort due to the high variability, complexity, and low visibility with respect to certain Special Items, including restructuring charges, gains and losses related to acquisition and divestiture of businesses, the ultimate outcome of certain legal or tax proceedings, and other unusual gains and losses. These items are uncertain, depend on various factors, and could be material to our results computed in accordance with U.S. GAAP.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 concerning our business, consolidated financial condition and results of operations. Forward-looking statements are subject to risks and uncertainties, many of which are outside our control, which could cause actual results to differ materially from these statements. Therefore, you should not rely on any of these forward-looking statements. Forward-looking statements can be identified by such words as “anticipates,” “believes,” “plan,” “assumes,” “could,” “should,” “estimates,” “expects,” “intends,” “potential,” “seek,” “predict,” “may,” “will” and similar references to future periods. All statements other than statements of historical facts included in this press release regarding our strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding expected future operating results, expectations regarding the results of restructuring and other programs, anticipated levels of capital expenditures and expectations of the effect on our financial condition of claims, litigation, environmental costs, contingent liabilities and governmental and regulatory investigations and proceedings.
The following are important factors that we believe could cause actual results to differ materially from those in our forward-looking statements: global economic and political conditions, currency translation and devaluation effects, changes in raw material pricing and availability, competitive conditions, the success of new product offerings, consumer preferences, the effects of animal and food-related health issues, pandemics, changes in energy costs, environmental matters, the success of our restructuring activities, the success of our financial growth, profitability, cash generation and manufacturing strategies and our cost reduction and productivity efforts, changes in our credit ratings, the tax benefit associated with the Settlement agreement (as defined in our 2017 Annual Report on Form 10-K), regulatory actions and legal matters and the other information referenced in the “Risk Factors” section appearing in our most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, and as revised and updated by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement made by us is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether because of new information, future developments or otherwise.

Sealed Air Corporation
Supplemental Information
Condensed Consolidated Statements of Operations(1)

	Three Months Ended June 30, (unaudited)		Six Months Ended June 30, (unaudited)
(In millions, except per share data)	2018	2017	2018	2017
Net sales	$1,155.2	$1,070.3	$2,286.2	$2,102.5
Cost of sales(2)(3)	791.7	726.8	1,548.7	1,423.6
Gross profit	363.5	343.5	737.5	678.9
Selling, general and administrative expenses(2)	192.8	202.9	386.8	400.3
Amortization expense of intangible assets acquired	3.4	1.1	7.3	6.1
Restructuring and other charges(4)	7.1	1.1	15.7	3.0
Operating profit	160.2	138.4	327.7	269.5
Interest expense, net	(44.5)	(47.7)	(86.5)	(94.3)
Other income (expense), net(2)(3)	1.1	(5.3)	(10.9)	(7.1)
Earnings before income tax provision	116.8	85.4	230.3	168.1
Income tax provision(4)	33.5	56.4	355.0	192.8
Net earnings (loss) from continuing operations	83.3	29.0	(124.7)	(24.7)
Gain on sale of discontinued operations, net of tax	31.1	—	38.5	—
Net earnings from discontinued operations, net of tax(4)(5)	—	75.1	—	85.7
Net earnings (loss)	$114.4	$104.1	$(86.2)	$61.0
Basic:
Continuing operations	$0.52	$0.14	$(0.77)	$(0.13)
Discontinued operations(5)	0.19	0.39	0.24	0.44
Net earnings (loss) per common share - basic	$0.71	$0.53	$(0.53)	$0.31
Diluted:
Continuing operations	$0.52	$0.14	$(0.77)	$(0.13)
Discontinued operations(5)	0.19	0.38	0.24	0.43
Net earnings (loss) per common share - diluted	$0.71	$0.52	$(0.53)	$0.30
Dividends per common share	$0.16	$0.16	$0.32	$0.32
Weighted average number of common shares outstanding:
Basic	159.7	192.5	162.5	192.9
Diluted	160.6	194.8	162.5	195.3

(1)
The supplementary information included in this press release for 2018 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2)
Due to the adoption of ASU 2017-07, certain amounts related to defined benefit and other post-employment benefit plans were reclassified from cost of sales and selling, general and administrative expenses to other expense, net. The total impact for the three and six months ended June 30, 2017 was $0.6 million and $1.4 million, respectively.

(3)
As part of our review of costs included in the corporate segment, amounts related to division operations were identified and reclassified out of other expense, net to cost of sales. This resulted in a reclassification of $1.3 million and $3.2 million for the three and six months ended June 30, 2017, respectively.

(4)
During the three and six months ended June 30, 2017, a reclassification of restructuring expenses from continuing operations to discontinued operations was made for $0.9 million, approximately $0.6 million net of taxes.

(5)
For the three and six months ended June 30, 2017, there was a revision to net earnings from discontinued operations, net of tax, related to depreciation and amortization on Diversey assets held for sale. As a result, net earnings from discontinued operations, net of tax, increased $16.4 million and increased basic and diluted shares by $0.09 per share.

Sealed Air Corporation
Supplemental Information
Condensed Consolidated Balance Sheets(1)

(In millions)	June 30, 2018 (unaudited)	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$180.1	$594.0
Trade receivables, net	495.5	552.4
Income tax receivables	19.9	85.1
Other receivables	100.0	90.2
Inventories, net	580.2	506.8
Current assets held for sale	0.7	4.0
Prepaid expenses and other current assets	154.6	33.9
Total current assets	1,531.0	1,866.4
Property and equipment, net	983.7	998.4
Goodwill	1,932.0	1,939.8
Identifiable intangible assets, net	85.6	83.6
Deferred taxes	113.6	176.2
Other non-current assets	213.3	215.9
Total assets	$4,859.2	$5,280.3
Liabilities and Stockholders' Equity
Current liabilities:
Short-term borrowings	$117.1	$25.3
Current portion of long-term debt	1.5	2.2
Accounts payable	790.7	723.8
Current liabilities held for sale	—	2.2
Accrued restructuring costs	20.4	15.4
Income tax payable	64.5	47.3
Other current liabilities	379.9	562.0
Total current liabilities	1,374.1	1,378.2
Long-term debt, less current portion	3,217.1	3,230.5
Deferred taxes	19.4	28.5
Other non-current liabilities	621.0	490.8
Total liabilities	5,231.6	5,128.0
Stockholders’ equity:
Preferred stock	—	—
Common stock	23.2	23.0
Additional paid-in capital	2,035.0	1,939.6
Retained earnings	1,593.2	1,735.2
Common stock in treasury	(3,165.0)	(2,700.6)
Accumulated other comprehensive loss, net of taxes	(858.8)	(844.9)
Total stockholders’ equity	(372.4)	152.3
Total liabilities and stockholders’ equity	$4,859.2	$5,280.3

(1)
The supplementary information included in this press release for 2018 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

Calculation of Net Debt(1)

	June 30, 2018 (unaudited)	December 31, 2017
Short-term borrowings	$117.1	$25.3
Current portion of long-term debt	1.5	2.2
Long-term debt, less current portion	3,217.1	3,230.5
Total debt	3,335.7	3,258.0
Less: cash and cash equivalents	(180.1)	(594.0)
Net debt	$3,155.6	$2,664.0

(1)
The supplementary information included in this press release for 2018 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

Sealed Air Corporation
Supplemental Information
Condensed Consolidated Statements of Cash Flows(1)

	Six Months Ended June 30, (unaudited)
(In millions)	2018	2017
Net (loss) earnings(1)	$(86.2)	$61.0
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities(2)	122.0	247.9
Changes in operating assets and liabilities:
Trade receivables, net	(24.2)	(58.3)
Inventories	(92.6)	(82.8)
Accounts payable	58.7	145.4
Other assets and liabilities	59.0	(171.9)
Net cash provided by operating activities	$36.7	$141.3
Cash flows from investing activities:
Capital expenditures	(73.7)	(93.2)
Proceeds, net from sale of business and property and equipment	8.3	3.6
Business acquired, net of cash acquired	—	(3.5)
Investment in cost method investments	(7.5)	—
Settlement of foreign currency forward contracts	(5.3)	11.3
Other investing activities	(2.6)	—
Net cash used in investing activities	$(80.8)	$(81.8)
Cash flows from financing activities:
Changes in short term borrowings	105.7	252.2
Payments of debt extinguishment costs	(0.4)	—
Dividends paid on common stock	(54.0)	(61.8)
Acquisition of common stock for tax withholding	(6.1)	(21.5)
Repurchases of common stock	(407.9)	(305.3)
Other financing activities	—	0.3
Net cash used in financing activities(3)	$(362.7)	$(136.1)
Effect of foreign currency exchange rate changes on cash and cash equivalents	$(7.0)	$(12.1)
Cash and cash equivalents	594.0	333.7
Restricted cash and cash equivalents(3)	—	52.9
Balance, beginning of period	$594.0	$386.6
Net change during the period	$(413.8)	$(88.7)
Cash and cash equivalents	180.1	243.0
Restricted cash and cash equivalents(3)	—	54.9
Balance, end of period	$180.1	$297.9

Non-U.S. GAAP Free Cash Flow:
Cash flow from operating activities	$36.7	$141.3
Capital expenditures for property and equipment	(73.7)	(93.2)
Free Cash Flow(4)	$(37.0)	$48.1

Supplemental Cash Flow Information:
Interest payments, net of amounts capitalized	$95.6	$107.0
Income tax payments	$97.1	$92.6
Payments related to the sale of Diversey and efforts to address related stranded costs(4)	$32.5	$44.8
Restructuring payments including associated costs	$3.7	$33.1
Non-cash items:
Transfers of shares of common stock from treasury for 2017 and 2016 profit-sharing contributions	$23.8	$22.3

(1)
The supplementary information included in this press release for 2018 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2)
2018 adjustments primarily consists of depreciation and amortization of $66 million, deferred taxes of $51 million, share based compensation expense of $15 million and profit sharing expense of $10 million partially offset by a gain on the sale of Diversey of $39 million. 2017 adjustments primarily consists of $123 million of deferred taxes, depreciation and amortization $82 million, share based compensation expense of $23 million and profit sharing expense of $13 million.

(3)
The Company adopted ASU 2016-18, Restricted Cash, in the current year. As a result, there was an increase in cash flows from financing activities of $2 million due to the reclassification of restricted cash to a change in the total cash balance.

(4)	Free cash flow was an outflow of $5 million in 2018 excluding the payment of charges related to the sale of Diversey and efforts to address related stranded costs of $33 million.

Sealed Air Corporation
Supplemental Information(1)
Reconciliation of Net Earnings and Net Earnings per Common Share to Non-U.S. GAAP Adjusted
Net Earnings and Non-U.S. GAAP Adjusted Net Earnings Per Common Share
(Unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2018		2017		2018		2017
(In millions, except per share data)	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS
U.S. GAAP net earnings (loss) and diluted EPS from continuing operations(2)	$83.3	$0.52	$29.0	$0.14	$(124.7)	$(0.77)	$(24.7)	$(0.13)
Special Items(3)	19.1	0.12	39.5	0.20	312.5	1.92	177.9	0.91
Non-U.S. GAAP adjusted net earnings and adjusted diluted EPS from continuing operations	$102.4	$0.64	$68.5	$0.34	$187.8	$1.15	$153.2	$0.78
Weighted average number of common shares outstanding - Diluted		160.6		194.8		162.5		195.3

(1)
The supplementary information included in this press release for 2018 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2)	Net earnings (loss) per common share is calculated under the two-class method.

(3)	Special Items include the following:

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share data)	2018	2017	2018	2017
Special Items:
Restructuring and other charges	$(7.1)	$(1.1)	$(15.7)	$(3.0)
Other restructuring associated costs	0.4	(5.9)	(1.8)	(9.8)
Loss on debt redemption	(0.4)	—	(0.4)	—
(Loss) gain on acquisition and divestiture activity	(1.2)	(0.4)	(5.2)	1.9
Charges due to the sale of Diversey	(5.8)	(17.8)	(12.6)	(33.9)
(Loss) gain from class-action litigation settlement	(0.1)	—	12.6	—
Other Special Items(i)	(1.3)	(1.6)	(1.5)	2.6
Pre-tax impact of Special Items	(15.5)	(26.8)	(24.6)	(42.2)
Tax impact of Special Items and Tax Special Items(ii)	(3.6)	(12.7)	(287.9)	(135.7)
Net impact of Special Items	$(19.1)	$(39.5)	$(312.5)	$(177.9)
Weighted average number of common shares outstanding - Diluted	160.6	194.8	162.5	195.3
Loss per share impact from Special Items	$(0.12)	$(0.20)	$(1.92)	$(0.91)

(i)
Other Special Items for the three months ended June 30, 2017 primarily included an expense related to the recovered wage tax reserve as well as legal fees associated with restructuring and acquisitions. Other Special Items for the six months ended June 30, 2017 primarily included a reduction in a non-income tax reserve following the completion of a governmental audit partially offset by legal fees associated with restructuring and acquisitions.

(ii)	Refer to Note 1 to the table below for a description of Special Items related to tax.

The calculation of the non-U.S. GAAP Adjusted income tax rate is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2018	2017	2018	2017
U.S. GAAP Earnings before income tax provision from continuing operations	$116.8	$85.4	$230.3	$168.1
Pre-tax impact of special items	(15.5)	(26.8)	(24.6)	(42.2)
Non-U.S. GAAP Adjusted Earnings before income tax provision from continuing operations	$132.3	$112.2	$254.9	$210.3

U.S. GAAP Income tax provision from continuing operations	$33.5	$56.4	$355.0	$192.8
Tax Special Items(1)	(6.7)	(21.6)	(293.9)	(149.9)
Tax impact of Special Items	3.1	8.9	6.0	14.2
Non-U.S. GAAP Adjusted Income tax provision from continuing operations	$29.9	$43.7	$67.1	$57.1

U.S. GAAP Effective income tax rate	28.7%	66.0%	154.1%	114.7%
Non-U.S. GAAP Adjusted income tax rate	22.6%	38.9%	26.3%	27.2%

(1)
For the three and six months ended June 30, 2018, the Tax Special Items included $290 million of provisional tax expense for one-time tax on unrepatriated foreign earnings pursuant to the Tax Cut and Jobs Act ("TCJA"). For the three and six months ended June 30, 2017, Tax Special Items included $18 million and $127 million of tax expense, respectively, recorded in accordance with the sale of Diversey.

Sealed Air Corporation
Supplemental Information(1)
Components of Change in Net Sales by Segment
(Unaudited)

	Three Months Ended June 30,
(In millions)	Food Care		Product Care		Total Company
2017 Net Sales	$679.5	63.5%	$390.8	36.5%	$1,070.3
Volume - Units	13.1	1.9%	1.0	0.3%	14.1	1.3%
Price/mix(2)	20.4	3.0%	19.3	4.9%	39.7	3.7%
Acquisitions	—	—%	23.6	6.0%	23.6	2.2%
Total constant dollar change (Non-U.S. GAAP)(3)	33.5	4.9%	43.9	11.2%	77.4	7.2%
Foreign currency translation	—	—%	7.5	1.9%	7.5	0.7%
Total change (U.S. GAAP)	33.5	4.9%	51.4	13.1%	84.9	7.9%

2018 Net Sales	$713.0	61.7%	$442.2	38.3%	$1,155.2

	Six Months Ended June 30,
(In millions)	Food Care		Product Care		Total Company
2017 Net Sales	$1,335.1	63.5%	$767.4	36.5%	$2,102.5
Volume - Units	26.0	1.9%	12.3	1.6%	38.3	1.8%
Price/mix(2)	27.9	2.1%	29.5	3.8%	57.4	2.7%
Acquisitions	—	—%	44.8	5.8%	44.8	2.1%
Total constant dollar change (Non-U.S. GAAP)(3)	53.9	4.0%	86.6	11.2%	140.5	6.6%
Foreign currency translation	20.3	1.5%	22.9	3.0%	43.2	2.1%
Total change (U.S. GAAP)	74.2	5.5%	109.5	14.2%	183.7	8.7%

2018 Net Sales	$1,409.3	61.6%	$876.9	38.4%	$2,286.2

(1)
The supplementary information included in this press release for 2018 is preliminary and subject to change prior to the filing of our upcoming Quarterly report on Form 10-Q with the Securities and Exchange Commission.

(2)
Our price/mix reported above includes the net impact of our pricing actions and rebates as well as the period-to-period change in the mix of products sold. Also included in our reported price/mix is the net effect of some of our customers purchasing our products in non-U.S. dollar or euro-denominated countries at selling prices denominated in U.S. dollars or euros. This primarily arises when we export products from the U.S. and euro-zone countries.

(3)
Total constant dollar change is a non-U.S. GAAP financial measure which excludes the impact of foreign currency translation. Since we are a U.S. domiciled company, we translate our foreign currency denominated financial results into U.S. dollars. Due to changes in the value of foreign currencies relative to the U.S. dollar, translating our financial results from foreign currencies to U.S. dollars may result in a favorable or unfavorable impact. It is important that we consider the effects of foreign currency translation when we view our results and plan our strategies. Nonetheless, we cannot control changes in foreign currency exchange rates. Consequently, when our management looks at our financial results to measure the core performance of our business, we exclude the impact of foreign currency translation by translating our current period results at prior period foreign currency exchange rates. We also may exclude the impact of foreign currency translation when making incentive compensation determinations. As a result, our management believes that these presentations are useful internally and may be useful to our investors.

Sealed Air Corporation
Supplemental Information(1)
Components of Change in Net Sales by Region
(Unaudited)

	Three Months Ended June 30,
(In millions)	North America		EMEA(2)		Latin America		APAC(3)		Total
2017 Net Sales	$591.1	55.2%	$238.3	22.3%	$96.1	9.0%	$144.8	13.5%	$1,070.3
Volume - Units	(9.5)	(1.6)%	5.3	2.2%	11.1	11.6%	7.2	5.0%	14.1	1.3%
Price/mix(4)	28.1	4.8%	4.4	1.8%	7.0	7.3%	0.2	0.1%	39.7	3.7%
Acquisitions	2.1	0.4%	—	—%	0.5	0.5%	21.0	14.5%	23.6	2.2%
Total constant dollar change (Non-U.S. GAAP)(5)	20.7	3.6%	9.7	4.0%	18.6	19.4%	28.4	19.6%	77.4	7.2%
Foreign currency translation	1.6	0.3%	14.0	5.9%	(11.9)	(12.4)%	3.8	2.6%	7.5	0.7%
Total change (U.S. GAAP)	22.3	3.9%	23.7	9.9%	6.7	7.0%	32.2	22.2%	84.9	7.9%

2018 Net Sales	$613.4	53.1%	$262.0	22.7%	$102.8	8.9%	$177.0	15.3%	$1,155.2

	Six Months Ended June 30,
(In millions)	North America		EMEA(2)		Latin America		APAC(3)		Total
2017 Net Sales	$1,154.7	54.9%	$458.8	21.8%	$192.8	9.2%	$296.2	14.1%	$2,102.5
Volume - Units	3.7	0.3%	10.8	2.4%	17.7	9.2%	6.1	2.1%	38.3	1.8%
Price/mix(4)	43.7	3.8%	6.9	1.5%	7.6	3.9%	(0.8)	(0.3)%	57.4	2.7%
Acquisitions	3.8	0.3%	—	—%	0.9	0.5%	40.1	13.5%	44.8	2.1%
Total constant dollar change (Non-U.S. GAAP)(5)	51.2	4.4%	17.7	3.9%	26.2	13.6%	45.4	15.3%	140.5	6.6%
Foreign currency translation	3.1	0.3%	43.2	9.4%	(13.2)	(6.8)%	10.1	3.4%	43.2	2.1%
Total change (U.S. GAAP)	54.3	4.7%	60.9	13.3%	13.0	6.8%	55.5	18.7%	183.7	8.7%

2018 Net Sales	$1,209.0	52.9%	$519.7	22.7%	$205.8	9.0%	$351.7	15.4%	$2,286.2

(1)
The supplementary information included in this press release for 2018 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2)	EMEA consists of Europe, Middle East, Africa and Turkey.

(3)	APAC refers collectively to our Asia Pacific region. This region consists of i) Greater China, ii) India/Southeast Asia and iii) Australia, New Zealand, Japan and Korea.

(4)
Our price/mix reported above includes the net impact of our pricing actions and rebates as well as the period-to-period change in the mix of products sold. Also included in our reported price/mix is the net effect of some of our customers purchasing our products in non-U.S. dollar or euro-denominated countries at selling prices denominated in U.S. dollars or euros. This primarily arises when we export products from the U.S. and euro-zone countries.

(5)
Total constant dollar change is a non-U.S. GAAP financial measure which excludes the impact of foreign currency translation. Since we are a U.S. domiciled company, we translate our foreign currency denominated financial results into U.S. dollars. Due to changes in the value of foreign currencies relative to the U.S. dollar, translating our financial results from foreign currencies to U.S. dollars may result in a favorable or unfavorable impact. It is important that we take into account the effects of foreign currency translation when we view our results and plan our strategies. Nonetheless, we cannot control changes in foreign currency exchange rates. Consequently, when our management looks at our financial results to measure the core performance of our business, we exclude the impact of foreign currency translation by translating our current period results at prior period foreign currency exchange rates. We also may exclude the impact of foreign currency translation when making incentive compensation determinations. As a result, our management believes that these presentations are useful internally and may be useful to our investors.

Sealed Air Corporation
Supplemental Information(1)
Segment Information
Reconciliation of Net Earnings to Non-U.S. GAAP Total Company Adjusted EBITDA
(Unaudited)
To accelerate productivity improvements and elimination of operational redundancies, the Company implemented a change in allocation of Corporate expenses, effective January 1, 2018. These expenses are now allocated to Food Care and Product Care segments. For comparison purposes, the Company presented 2017 results to reflect the revised allocation of these costs. This segment reporting change has no impact on total Company Adjusted EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2018	2017	2018	2017
Net Sales:
Food Care	$713.0	$679.5	$1,409.3	$1,335.1
As a % of Total Company net sales	61.7%	63.5%	61.6%	63.5%
Product Care	442.2	390.8	876.9	767.4
As a % of Total Company net sales	38.3%	36.5%	38.4%	36.5%
Total Company Net Sales	$1,155.2	$1,070.3	$2,286.2	$2,102.5

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2018	2017	2018	2017
Adjusted EBITDA from continuing operations:
Food Care	$135.4	$131.8	$270.1	$253.8
Adjusted EBITDA Margin	19.0%	19.4%	19.2%	19.0%
Product Care	78.5	69.4	156.9	132.7
Adjusted EBITDA Margin	17.8%	17.8%	17.9%	17.3%
Corporate	3.6	(4.9)	(4.7)	(8.3)
Non-U.S. GAAP Total Company Adjusted EBITDA from continuing operations	$217.5	$196.3	$422.3	$378.2
Adjusted EBITDA Margin	18.8%	18.3%	18.5%	18.0%

(1)
The supplementary information included in this press release for 2018 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2018	2017	2018	2017
U.S. GAAP Net earnings (loss) from continuing operations	$83.3	$29.0	$(124.7)	$(24.7)
Interest expense, net	(44.5)	(47.7)	(86.5)	(94.3)
Income tax provision	33.5	56.4	355.0	192.8
Depreciation and amortization(2)	(40.8)	(36.4)	(81.2)	(73.6)
Depreciation and amortization adjustments	0.1	—	0.3	—
Special Items:
Restructuring and other charges(3)	(7.1)	(1.1)	(15.7)	(3.0)
Other restructuring associated costs	0.4	(5.9)	(1.8)	(9.8)
Loss on debt redemption	(0.4)	—	(0.4)	—
(Loss) gain on acquisition and divestiture activity	(1.2)	(0.4)	(5.2)	1.9
Charges incurred due to the sale of Diversey	(5.8)	(17.8)	(12.6)	(33.9)
(Loss) gain from class-action litigation settlement	(0.1)	—	12.6	—
Other Special Items(4)	(1.3)	(1.6)	(1.5)	2.6
Pre-tax impact of Special items	(15.5)	(26.8)	(24.6)	(42.2)
Non-U.S. GAAP Total Company Adjusted EBITDA from continuing operations	$217.5	$196.3	$422.3	$378.2

(1)
The supplementary information included in this press release for 2018 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2)	The depreciation and amortization previously reclassified to the Corporate segment has been allocated to the divisions. Depreciation and amortization by segment are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2018	2017	2018	2017
Food Care	$27.2	$25.8	$54.1	$50.5
Product Care	13.6	10.6	27.1	23.1
Total Company depreciation and amortization(i)	$40.8	$36.4	$81.2	$73.6

(i)
Includes share-based incentive compensation of $7.7 million and $15.3 million for the three and six months ended June 30, 2018, respectively, and $10.9 million and $18.9 million for the three and six months ended June 30, 2017, respectively.

(3)	Restructuring and other charges by segment is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2018	2017	2018	2017
Food Care	$1.5	$0.7	$6.1	$1.9
Product Care	5.6	0.4	9.6	1.1
Total Company restructuring and other charges	$7.1	$1.1	$15.7	$3.0

(4)
Other Special Items for the three months ended June 30, 2017 primarily included expense related to the recovered wage tax reserve as well as legal fees associated with restructuring and acquisitions. Other Special Items for the six months ended June 30, 2017, primarily included a recovered wage tax as the result of a court ruling partially offset by legal fees associated with restructuring and acquisitions.